SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                     WEIDER NUTRITION INTERNATIONAL, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                     WEIDER NUTRITION INTERNATIONAL, INC.
                             2002 SOUTH 5070 WEST
                        SALT LAKE CITY, UTAH 84104-4726


Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders (the "1998 ANNUAL MEETING") of WEIDER NUTRITION INTERNATIONAL, INC., a Delaware corporation (the "COMPANY"), to be held on Thursday, October 29, 1998, at 2:00 p.m., local time, at the Company's executive offices at 2002 South 5070 West, Salt Lake City, Utah 84104.

   At the 1998 Annual Meeting, you will be asked to consider and vote upon the following matters, all of which are described more completely in the accompanying Proxy Statement.

      1. To elect the Company's Board of Directors;

      2. To approve the Company's 1997 Equity Participation Plan, as amended;
   and

      3. To transact such other business as may properly come before the 1998 Annual Meeting or at any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR THE PROPOSAL TO APPROVE THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED.

   Only stockholders of record at the close of business on Friday, September 18, 1998 are entitled to notice of, and to vote at, the 1998 Annual Meeting.

   Please review carefully the Proxy Statement. We hope you will attend the 1998 Annual Meeting. However, whether or not you plan to attend the 1998 Annual Meeting, it is important that your shares are represented. Accordingly, please complete, sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are present at the 1998 Annual Meeting you may, if you wish, withdraw your proxy and vote in person.

                                    Very truly yours,


                                    /s/RICHARD B. BIZZARO
                                    RICHARD B. BIZZARO
                                    PRESIDENT AND CHIEF EXECUTIVE OFFICER

Salt Lake City, Utah
October 2, 1998

                     WEIDER NUTRITION INTERNATIONAL, INC.
                             2002 SOUTH 5070 WEST
                        SALT LAKE CITY, UTAH 84104-4726

                           ------------------------


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 29, 1998

                           ------------------------


To the Stockholders of
  WEIDER NUTRITION INTERNATIONAL, INC.:

   The Annual Meeting of Stockholders (the "1998 ANNUAL MEETING") of WEIDER NUTRITION INTERNATIONAL, INC., a Delaware corporation (the "COMPANY"), will be held at the Company's executive offices at 2002 South 5070 West, Salt Lake City, Utah, 84104 on Thursday, October 29, 1998, at 2:00 p.m., local time, for the following purposes:

      1. To elect the Company's Board of Directors;

      2. To approve the Company's 1997 Equity Participation Plan, as amended;
   and

      3. To transact such other business as may properly come before the 1998 Annual Meeting or at any adjournments or postponements thereof.

   The election of the Board of Directors and the proposal to approve the 1997 Equity Participation Plan, as amended, are more fully described in the accompanying Proxy Statement which forms a part of this Notice.

   The Board of Directors of the Company has fixed the close of business on Friday, September 18, 1998 as the record date (the "RECORD DATE") for the determination of stockholders entitled to notice of, and to vote at, the 1998 Annual Meeting or any adjournments or postponements thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 1998 Annual Meeting and any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR THE PROPOSAL TO APPROVE THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED.

   Whether or not you plan to attend the 1998 Annual Meeting, please complete, sign, date and return promptly the enclosed form of proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                                    By Order of the Board of Directors,


                                    /s/ROBERT K. REYNOLDS
                                    ROBERT K. REYNOLDS
                                    CHIEF OPERATING OFFICER
Salt Lake City, Utah
October 2, 1998

                     WEIDER NUTRITION INTERNATIONAL, INC.
                             2002 SOUTH 5070 WEST
                        SALT LAKE CITY, UTAH 84104-4726

                           ------------------------


                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 29, 1998

                           ------------------------


                                 INTRODUCTION

   This Proxy Statement is furnished to the stockholders of Weider Nutrition International, Inc., a Delaware corporation (the "COMPANY"), in connection with the solicitation of proxies on behalf of the Company's Board of Directors to be voted at the 1998 Annual Meeting of Stockholders (the "1998 ANNUAL MEETING") to be held on Thursday, October 29, 1998 at 2:00 p.m., local time, at the Company's executive offices at 2002 South 5070 West, Salt Lake City, Utah 84104, or at such other time and place to which the 1998 Annual Meeting may be adjourned, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and Notice of Meeting and the related proxy card are first being mailed to stockholders beginning on or about October 7, 1998.

                                  RECORD DATE

   The Board of Directors has fixed the close of business on Friday, September 18, 1998 as the record date (the "RECORD DATE") for the 1998 Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the 1998 Annual Meeting and any adjournments or postponements thereof.

                                    PROXIES

   The proxies named on the enclosed proxy card were appointed by the Board of Directors to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares cannot be voted by proxy. Stockholders are urged to mark the boxes on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted as recommended by the Board of Directors herein and on the proxy card, FOR the election of the persons named under "ELECTION OF DIRECTORS" as nominees for election as Directors of the Company (each a "NOMINEE" and, collectively, the "NOMINEES") for terms to expire on the date of the next annual meeting of the Company's stockholders following the 1998 Annual Meeting and FOR the proposal to approve the Company's 1997 Equity Participation Plan, as amended by the First Amendment thereto (the "Equity Plan"). The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to the management that may properly come before the meeting or any adjournment thereof. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date, (ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 1998 Annual Meeting. Duly executed proxies in the form enclosed, unless properly revoked, will be voted at the 1998 Annual Meeting. The expenses incidental to the preparation and mailing of this proxy material are being paid by the Company. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. No solicitation currently is planned beyond the mailing of this proxy material to stockholders and to brokerage firms, nominees, custodians and fiduciaries, who may be requested to forward the proxy materials to the beneficial owners of shares held of record by them.

                       VOTING SHARES AND QUORUM REQUIRED

   On the Record Date, the Company had outstanding 9,224,406 shares of Class A common stock, par value $.01 per share (the "CLASS A COMMON STOCK") and 15,687,432 shares of Class B common stock, par value $.01 per share

(the "CLASS B COMMON STOCK", and together with the Class A Common Stock, the "COMMON STOCK"). Holders of Class A Common Stock on the Record Date (the "CLASS A COMMON STOCKHOLDERS") are entitled to one vote per share on all matters submitted to a vote of stockholders and holders of Class B Common Stock on the Record Date (the "CLASS B COMMON STOCKHOLDERS," and together with the Class A Common Stockholders, the "COMMON STOCKHOLDERS") are entitled to ten votes per share on all matters submitted to a vote of stockholders. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock entitled to vote at the 1998 Annual Meeting, excluding Common Stock held by the Company, is necessary to constitute a quorum at the 1998 Annual Meeting.

   The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote at the 1998 Annual Meeting is required to elect the Directors and the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote is required to approve the proposal to approve the Equity Plan, as amended. Business that might have been transacted at the 1998 Annual Meeting as originally called may be conducted at any adjournment at which the requisite quorum is present.

   Pursuant to the laws of the State of Delaware, the inspectors of the election will not count shares represented by proxies that reflect abstentions or "BROKER NON-VOTES" (I.E., shares held by brokers or nominees that are represented at the 1998 Annual Meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) as votes cast with respect to the election of Directors, and therefor, neither abstentions nor broker non-votes will affect the election of Nominees receiving the plurality of votes. With respect to all other proposals scheduled to come before the 1998 Annual Meeting, abstentions with respect to a particular proposal will have the effect of a vote against such proposal. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

                           MATTERS TO BE VOTED UPON

                      PROPOSAL ONE--ELECTION OF DIRECTORS

   The Nominees set forth below have been duly nominated to stand for election as Directors of the Company to serve for a term of one year, or until their successors are elected and qualified. Each of the Nominees has indicated a willingness to serve as a member of the Board of Directors if elected. The Board of Directors recommends a vote FOR each of the Nominees. If any of the Nominees should become unavailable prior to the 1998 Annual Meeting, the proxy will be voted for a substituted nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any such Nominees will be unable or unwilling to serve. The information provided below with respect to the Nominees is as of the Record Date.

   To be elected by the Common Stockholders:


   NAME                     AGE         POSITION
   ----                     ---         --------
   Eric Weider               34         Chairman of the Board
   Richard B. Bizzaro        56         Chief Executive Officer, President and
                                        Director
   Robert K. Reynolds        41         Chief Operating Officer, Executive Vice
                                        President, Secretary and Director
   Ronald L. Corey           59         Director
   Donald G. Drapkin         50         Director
   Roger H. Kimmel           52         Director
   George F. Lengvari        56         Director
   Glenn W. Schaeffer        44         Director

   ERIC WEIDER has been a director of the Company since June 1989, Chairman of the Board of Directors since August 1996 and is currently President and Chief Executive Officer of Weider Health and Fitness. Mr. Weider also serves as a member of the board of directors of a number of public and private companies in the United States and Canada, including Weider Health and Fitness and Mpact Immedia Corporation. Mr. Weider is also the President of the Joe Weider Foundation.

   RICHARD B. BIZZARO has been Chief Executive Officer, President and a director of the Company since June 1990. Prior to his appointment as Chief Executive Officer and President of the Company, he was Vice President of Sales for Weider Health and Fitness, responsible for sales at the Company and Weider Exercise Equipment. Mr. Bizzaro has worked for the Company, Weider Health and Fitness or one of the Weider Health and Fitness affiliates since 1983.

   ROBERT K. REYNOLDS has been Executive Vice President, Chief Operating Officer and Secretary of the Company since July 1992 and a director of the Company since January 1994. Mr. Reynolds joined the Company in September 1990 as Chief Financial Officer. Mr. Reynolds, a certified public accountant, is primarily responsible for all domestic and international operations.

   RONALD L. COREY has been a director of the Company since August 1996. Mr. Corey has been president of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. since 1982. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation. Mr. Corey has served as director of numerous companies, including Banque Laurentienne, Reno-Depot Inc. and Transamerica Life Companies.

   DONALD G. DRAPKIN has been a director of the Company since October 1997. Mr. Drapkin has been a Director and Vice Chairman of MacAndrews & Forbes Holdings, Inc. and various of its affiliates since March 1987. Prior to joining MacAndrews & Forbes, Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom in New York for more than five years. Mr. Drapkin also is a director of the following corporations which file reports pursuant to the Securities Exchange Act of 1934: Algos Pharmaceutical Corporation, Anthracite Capital, Inc., BlackRock Asset Investors, Cardio Technologies, Inc., The Cosmetic Center, Inc., Genta, Inc., The Molson Companies Limited, Playboy Enterprises, Inc., Revlon Consumer Products Corporation, Revlon, Inc., and VIMRx Pharmaceuticals Inc.

   ROGER H. KIMMEL has been a director of the Company since August 1996. Mr. Kimmel has been a partner at the law firm of Latham & Watkins for more than five years. Mr. Kimmel is a director of Algos Pharmaceutical Corporation, TSR Paging Inc. and U.S. Dermatologics, Inc.

   GEORGE F. LENGVARI has been a director of the Company since August 1996. Mr. Lengvari has been Vice Chairman of Weider Health and Fitness since June 1995 and Chairman of Weider Publications U.K. since September 1994. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein. Mr. Lengvari currently serves as a member of the board of directors of Weider Health and Fitness.

   GLENN W. SCHAEFFER has been President, Chief Financial Officer and Treasurer of Circus Circus Enterprises, Inc. ("CIRCUS CIRCUS") since April 1, 1995 and a member of the Board of Directors of Circus Circus since March 4, 1996. Prior to joining Circus Circus, Mr. Schaeffer was involved in an executive capacity in the management and operation of Gold Strike Resorts. Mr. Schaeffer is a director of Circus Circus and Del Webb Corporation.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH NOMINEES UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

     PROPOSAL 2--APPROVAL OF THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED GENERAL

   At the 1998 Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the approval of the 1997 Equity Participation Plan of Weider Nutrition International, Inc., as amended by the First Amendment thereto (the "Equity Plan"), as described herein. The Board of Directors and the Company's stockholders previously approved the Equity Plan in 1997. The First Amendment to the Plan was adopted by the Company's Board of Directors as of September 8, 1998. A total of 1,646,000 shares of Class A Common Stock were originally reserved for issuance under the Equity Plan when it was adopted in 1997, and subject to stockholder approval at the

1998 Annual Meeting, the aggregate number of such shares reserved for issuance shall be increased to 2,496,000. As of September 1, 1998, Awards relating to approximately 1,443,000 shares of Class A Common Stock were outstanding under the Equity Plan. Accordingly, an increase to the number of shares authorized under the Equity Plan is needed to permit the Company to continue to grant Awards under the Equity Plan to officers, directors, employees and consultants. By the terms of the Equity Plan, the Equity Plan may be amended by the Board of Directors or the committee appointed to administer the Equity Plan (the "Committee") from time to time, including, among other matters, to increase the number of shares reserved for issuance thereunder, subject to stockholder approval. On July 22, 1998, the Board of Directors voted to increase by 850,000 shares the aggregate numbers of the shares of Class A Common Stock which may be issued under the Equity Plan. On September 8, 1998 the Board approved the First Amendment to the Equity Plan to give effect to such increase, to revise the terms for options granted to Independent Directors (as defined below) and to amend the Equity Plan in certain other respects as reflected in the summary description of the Equity Plan set forth below.

   The principal purposes of the Equity Plan are to provide incentives to officers, employees and consultants of the Company through the granting of Awards, thereby stimulating their personal and active interest in the Company's development and financial success, and inducing them to remain in the Company's employ. The Equity Plan is also intended to assist the Company in attracting and retaining qualified non-employee directors by providing for the automatic grant of non-qualified stock options to directors who are not employees of the Company or of any subsidiary or parent corporation of the Company ("Independent Directors").

DESCRIPTION OF THE 1997 EQUITY PARTICIPATION PLAN, AS AMENDED

  ADMINISTRATION

   The Committee administers the Equity Plan with respect to grants to employees or consultants of the Company and the full Board of Directors administers the Equity Plan with respect to options granted to Independent Directors. Subject to the terms and conditions of the Equity Plan, the Committee has the authority to select the employees and consultants to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof (including exercisability and vesting), and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to grants or awards made to employees or consultants. The Committee (and the Board of Directors) is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan. Notwithstanding the foregoing, the Board of Directors conducts the general administration of the Equity Plan with respect to options granted to Independent Directors.

  ELIGIBILITY

   Options, SARs, restricted stock and other Awards under the Equity Plan may be granted to individuals who are employees or consultants of the Company (or any Subsidiary) selected by the Committee for participation in the Equity Plan. In addition, the Equity Plan provides for automatic grants of non-qualified stock options to Independent Directors. The maximum number of shares which may be subject to Awards granted under the Equity Plan to any individual in any fiscal year of the Company cannot exceed 300,000.

  INDEPENDENT DIRECTORS

   The Equity Plan provides for (i) grants of non-qualified stock options to purchase 20,000 shares of Class A Common Stock to each Independent Director at the time of appointment or election to the Board of Directors (the date of the Company's initial public offering with respect to Independent Directors then serving as such), and (ii) subject to the Independent Director's continuing service as such, grants of non-qualified stock options to purchase 7,000 shares of Class A Common Stock to each Independent Director upon the date of each annual meeting of the Company's stockholders that follows the first anniversary of the initial grant. The exercise price of options granted to Independent Directors is the fair market value of a share of Class A Common Stock on the date of grant. Options granted to Independent Directors prior to July 22, 1998 shall become exercisable in equal annual installments on each of the first five anniversaries of the date of the grant so long as the Independent Director continues to serve as a director of the Company; options granted to Independent Directors after such date shall become exercisable in equal annual installments on each of the first three anniversaries of the date of the grant so long as the Independent Director continues to serve as a director of the Company; provided, however, to the extent permitted by Rule 16b-3, the Board of Directors may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events. See "-- MERGER, CONSOLIDATION AND OTHER EVENTS." No portion of an option granted to any Independent Director shall be exercisable after the eighth anniversary of the date of grant, and in the event of the Independent Director's earlier Termination of Directorship, his or her options shall expire 60 days after such Termination of Directorship; provided, however, that if the Termination of Directorship is by reason of death or disability, his or her options shall not expire until the first anniversary of such Termination of Directorship.

  AWARDS UNDER THE EQUITY PLAN

   Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

   NONQUALIFIED STOCK OPTIONS ("NQSOS"). NQSOs will provide for the right to purchase Class A Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (as determined by the Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Committee. NQSOs may be granted for any term (not exceeding eight years) specified by the Committee.

   INCENTIVE STOCK OPTIONS ("ISOS"). ISOs are designed to comply with certain restrictions contained in the Internal Revenue Code of 1986, as amended (the "Code"). Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Class A Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee's termination of employment; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. Subject to certain Code limitations, ISOs will become exercisable as determined by the Committee.

   RESTRICTED STOCK. Restricted Stock may be sold to employees and consultants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the specified conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

   DEFERRED STOCK. Deferred Stock may be awarded to employees and consultants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

   STOCK APPRECIATION RIGHTS. SARs may be granted to employees and consultants in connection with stock options or other Awards, or separately. SARs granted in connection with stock options or other Awards typically will provide for payments to the holder based upon increases in the price of the Company's Class A Common Stock over the exercise price of the related option or other Award, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation, there are no restrictions specified in the Equity Plan on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Class A Common Stock or in a combination of both.

   DIVIDEND EQUIVALENTS. Dividend equivalents represent the value of the dividends per share paid on Class A Common Stock and may be granted to employees and consultants in connection with any number of shares subject to another Award (such as an option or SAR) held by such individual. The Committee may elect to pay Dividend Equivalents in cash or in Class A Common Stock or in a combination of both.

   PERFORMANCE AWARDS. Performance Awards may be granted by the Committee to employees and consultants on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Class A Common Stock or in a combination of both. The value of Performance Awards may be linked to market value, book value, net profits or other measure of the value of Class A Common Stock, or other performance criteria over a predetermined period.

   STOCK PAYMENTS. Stock payments may be awarded by the Committee to employees and consultants in the form of shares of Class A Common Stock or an option or other right to purchase Class A Common Stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

  MERGER, CONSOLIDATION AND OTHER EVENTS

   The Equity Plan provides the Committee (the Board with respect to options granted to Independent Directors) discretion to amend the terms (such as exercise price, number shares and vesting) of outstanding Awards and future grants that may be made under the Equity Plan upon the occurrence of a recapitalization, stock split, reorganization, merger, consolidation, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or other similar corporate event and provides further, that in any event, upon the occurrence of a "Corporate Transaction" or a "Change in Control" (each as defined in the Equity
Plan) all outstanding Awards shall become immediately exercisable, vested or payable, as applicable, unless such Award is otherwise assumed by a successor to the Company or replaced by a similar right with respect to securities of the successor entity or subject to other limitations imposed at the time of grant.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The federal income tax consequences, in general, of the grant and exercise of Options under the Equity Plan are as follows:

   ISOS. In general, a recipient will not recognize taxable income upon the grant or exercise of an ISO, and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. (However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be treated as an adjustment to alternative minimum taxable income.) In order for the exercise of an ISO to qualify as an ISO, a recipient generally must be an employee of the Company or a subsidiary (within the meaning of Section 422 of the Code) from the date the ISO is granted through the date three months before the date of exercise (one year preceding the date of exercise in the case of a recipient whose employment is terminated due to disability). The employment requirement does not apply where a recipient's employment is terminated due to his or her death.

   If a recipient has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, when the recipient disposes of the shares, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss subject to reduced rates of tax. If a recipient disposes of the shares prior to satisfying these holding period requirements (a "Disqualifying Disposition"), the recipient will recognize ordinary income (treated as compensation) at the time of the Disqualifying Disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise. If the Optionee sells the shares in a Disqualifying Disposition at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income (treated as compensation) will be limited to the amount realized on the sale over the exercise price of the option. In general, if the Company and its subsidiaries comply with applicable income reporting requirements, the Company and its subsidiaries will be allowed a business expense deduction to the extent an ISO recipient recognizes ordinary income.

   NQSOS. In general, a recipient who receives an NQSO will recognize no income at the time of the grant of the option. Upon exercise of an NQSO, a recipient will recognize ordinary income (treated as compensation) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. In general, if the Company and its subsidiaries comply with applicable income reporting requirements, they will be entitled to a business expense deduction in the same amount and at the same time as the recipient recognizes ordinary income. In the event of a sale of the shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months.

   The foregoing discussion assumes that at the time of exercise, the sale of the shares for a profit would not subject a recipient to liability under Section 16 (b) of the Exchange Act. Special rules may apply with respect to persons who may be subject to Section 16 (b) of the Exchange Act.

   Generally, if a recipient delivers previously owned shares to pay the exercise price, no gain or loss will be recognized in respect of the shares delivered, and there will be a carryover basis and holding period for a like number of shares acquired. If the option being exercised is an ISO and the shares delivered were acquired upon exercise of an ISO and are delivered prior to satisfaction of the ISO holding period requirements described above, the delivery of shares will constitute a Disqualifying Disposition as to which the rules described above will apply. If the option being exercised is an NQSO, ordinary income (treated as compensation) will be recognized only on the additional shares acquired and will be equal to the fair market value of the shares on the date of exercise less any addition cash paid. Special rules apply in computing the amount and character of a recipient's income (or loss) upon the subsequent sale of shares acquired upon the exercise of an ISO where the exercise price is paid by the delivery of previously owned shares.

   EXCISE TAXES. Under certain circumstances, the accelerated vesting or exercise of options in connection with a Change in Control or Corporate Transaction might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the recipient may be subject to a 20% excise tax and the Company may be denied a tax deduction.

   SECTION 162(M) LIMITATION. In general, under Section 162(m), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent Committee that is adequately disclosed to, and approved by, stockholders. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, options granted under the Equity Plan prior to the approval of the Equity Plan by stockholders at the 1998 Annual Meeting will not be subject to Section 162(m). The Company has attempted to structure the Equity Plan in such a manner that, subject to obtaining stockholder approval for the Equity Plan at the 1998 Annual Meeting, after such date, the remuneration attributable to options and SARs that meet the other requirements of Section 162(m) will not be subject to the $1 million limitation. The Company has not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

   The Committee may also designate as "Section 162(m) Participants" certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant Awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance targets which are related to one or more of the following performance goals: (i) pre-tax income; (ii) operating income;
(iii) cash flow; (iv) earnings per share; (v) return on equity; (vi) return on invested capital or assets;

(vii) earnings before interest, taxes, depreciation and amortization ("EBITDA");
(viii) market value of Class A Common Stock; and (ix) cost reduction or savings.

SHARES ISSUED UNDER THE EQUITY PLAN

   Since the inception of the Equity Plan through May 31, 1998, Mr. Bizzaro has acquired options relating to 220,000 shares of Class A Common Stock at a weighted average exercise price of $11.00; Mr. Reynolds has acquired options relating to 120,000 shares of Class A Common Stock at a weighted average exercise price of $11.00; Mr. Blair has acquired options relating to 80,000 shares of Class A Common Stock at a weighted average exercise price of $11.00; and Mr. Young has acquired options relating to 80,000 shares of Class A Common Stock at a weighted average exercise price of $11.00. In addition, as of May 31, 1998, all executive officers as a group have acquired options relating to a total of 500,000 shares of Class A Common Stock at a weighted average exercise price of $11.00; all current directors who are not executive officers of the Company have acquired Options relating to a total of 80,000 shares of Class A Common Stock at a weighted average exercise price of $11.38; and all employees who are not executive officers have acquired Options relating to a total of 692,000 shares of Class A Common Stock at a weighted average exercise price of $11.25. As Options granted under the Equity Plan are discretionary and are determined by the Compensation Committee of the Board of Directors from time to time, the number of shares of Class A Common Stock that will be acquired by these persons in the future under the Equity Plan is not currently determinable. In addition, since the value of options depends upon the future market price of Class A Common Stock, the value of outstanding options is not presently determinable.

   THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE EQUITY PLAN AS AMENDED BY THE FIRST AMENDMENT, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information concerning the ownership of Common Stock by each of the Directors and Nominees, the Company's Chief Executive Officer, each of the Company's other most highly compensated executive officers, all Directors and executive officers as a group, and each stockholder who is known by the Company to own beneficially more than five percent of the outstanding Common Stock, as of the Record Date. Unless otherwise indicated, the address of each beneficial owner is c/o the Company, 2002 South 5070 West, Salt Lake City, Utah 84104-4726.

                                                               Shares Beneficially Owned(1)
                                                   ---------------------------------------------------
                                                       Number of Shares                Percent               Percent of
                                                   -------------------------     ---------------------       Total Voting
Name of Beneficial Owner                           Class A           Class B     Class A       Class B          Power
------------------------                           -------           -------     -------       -------          -----
Directors and Executive Officers:
  Eric Weider (2) ...........................        3,600              --          *            --               *
  Richard B. Bizzaro ........................      495,745              --         5.4%          --               *
  Robert K. Reynolds ........................      330,530              --         3.6           --               *
  Ronald L. Corey ...........................       61,427              --          *            --               *
  Donald G. Drapkin .........................        8,000              --          *            --               *
  Roger H. Kimmel (3) .......................        6,000              --          *            --               *
  George F. Lengvari (4) ....................         --                --          --           --               --
  Glenn W. Schaeffer ........................        6,000              --          *            --               *
  Richard A. Blair ..........................       45,679              --          *            --               *
  Stephen D. Young ..........................       45,679              --          *            --               *
  Directors and executive officers
   as a group (10 persons) ..................      968,388              --        10.5           --               *

Other Principal Stockholders:
  Weider Health and Fitness .................         --          15,687,432        --           100%           94.4%
  SAFECO Corp (5) ...........................    1,123,200              --        12.2           --               *
      601 Union Street, Suite 2500
      Seattle, WA 98101
  AMVESCAP PLC (6) ..........................    1,093,100              --        11.9           --               *
      11 Devonshire Square
      London EC2M 4YR, England
  Wellington Management Company,
      LLP (7) ...............................      891,300              --         9.7           --               *
      75 State Street
      Boston, MA 02109
  Hornchurch Investments Limited (8) ........      751,572              --         8.1           --               *
      Atlantic House, 4-8 Circular Road
      Douglas, Isle of Man
  Loomis, Sayles & Company, L.P. (9) ........      553,900              --         6.0           --               *
      One Financial Center
      Boston, MA 02111
  The TCW Group, Inc. (10)
      865 South Figueroa Street
      Los Angeles, CA 90017 .................      538,900              --         5.8           --               *

*     Represents less than 1%.

   (1) For purposes of this table, a person or group is deemed to have "BENEFICIAL OWNERSHIP" of any shares which such person has the right to acquire within 60 days after the date of this Proxy Statement. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the Proxy Statement are deemed to be outstanding, but for the purpose of calculating the percentage ownership of any other person.

   (2) Does not include 15,687,432 shares of Class B Common Stock held by Weider Health and Fitness. Mr. Weider is President and Chief Executive Officer of Weider Health and Fitness. Mr. Weider disclaims beneficial ownership of such shares.

   (3) Does not include 2,000 shares of Class A Common Stock held in two trusts for the benefit of the children of Mr. Kimmel, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote. Mr. Kimmel disclaims beneficial ownership of such shares.

   (4) Does not include 50,000 shares of Class A Common Stock held by the Weider Lengvari WNI Stock Trust, a trust organized under the laws of the United Kingdom, which is administered by an independent trustee and of which Mr. Lengvari becomes a beneficiary only if certain conditions are met. Mr. Lengvari disclaims beneficial ownership of such shares. Does not include 172,426 shares of Class A Common Stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power of disposition nor the power to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

   (5) Based on Schedule 13G filed by SAFECO Corp.

   (6) Based on Schedule 13G filed by AMVESCAP PLC.

   (7) Based on Schedule 13G filed by Wellington Mgt. Company, LLP.

   (8) Based on reports filed by Hornchurch Investments Limited.

   (9) Based on Schedule 13G filed by Loomis, Sayles & Company L.P.

  (10) Based on Schedule 13G filed by The TCW Group, Inc.

                            EXECUTIVE COMPENSATION

SUMMARY EXECUTIVE COMPENSATION TABLE

   The following table sets forth certain information with respect to the compensation paid by the Company for services rendered to the Company in all capacities for the fiscal years ended May 31, 1998 and 1997 to its Chief Executive Officer and to its other executive officers other than the Chief Executive Officer (the "NAMED EXECUTIVE OFFICERS").


                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                           -------------------------------------    -----------------------
                                                                                            AWARDS
                                                                                    -----------------------
                                                                                     RESTRICTED    OPTIONS
                                                                   OTHER ANNUAL     STOCK AWARDS    (# OF           ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY     BONUS      COMPENSATION(1)       (2)(3)      SHARES)      COMPENSATION(4)
---------------------------        ----    ------     -----      ---------------       ------      -------      ---------------
Richard B. Bizzaro ..............  1998   $325,000   $140,000             --               --        --     $       11,800
Chief Executive Officer .........  1997    300,000    356,146   $    1,363,000   $    5,452,095   220,000           11,800
and President

Robert K. Reynolds ..............  1998    250,000    125,000             --               --        --             11,800
Chief Operating Officer, ........  1997    230,000    237,430          909,000        3,634,730   120,000           11,800
Executive Vice President
and Secretary

Richard A. Blair ................  1998    210,000     55,000             --               --        --             11,800
Executive Vice President ........  1997    175,000    118,715          172,000          904,442    80,000           11,800
and General Manager--Sales
and Marketing


Stephen D. Young
Executive Vice President
--Operations and Chief ..........  1998    165,000     45,000             --               --        --              4,000
Financial Officer ...............  1997    133,333    106,844          172,000          904,442    80,000            4,000

     (1) Represents cash payments made pursuant to management incentive agreements (the "MANAGEMENT INCENTIVE AGREEMENTS") existing at the time of the Company's initial public offering of Class A Common Stock in May 1997. Pursuant to the terms of the Management Incentive Agreements, certain employees of the Company (the "RECIPIENTS") were granted performance units ("PERFORMANCE UNITS") as incentive compensation. The Performance Units entitled the Recipients to a cash payment or, at the option of the Company, shares of Class A Common Stock upon the conversion of the Performance Unit. In accordance with the terms of the Management Incentive Agreements, the Performance Units were converted into cash and Class A Common Stock upon consummation of the Company's initial public offering.

      (2) Represents the dollar value on the date of grant of shares of Class A Common Stock granted to certain Recipients upon the conversion of Performance Units.

      (3) At May 31, 1998, Messrs. Bizzaro, Reynolds, Blair and Young held 495,645, 330,430, 82,222 and 82,222 shares of Class A Common Stock, respectively, granted to each of Messrs. Bizzaro, Reynolds, Blair and Young upon the conversion of the Performance Units. At May 31, 1998, the value of those restricted stock holdings was $7,713,475, $5,142,317, $1,279,580 and $1,279,580,
respectively. Of the 82,222 shares of Class A Common Stock held by each of Mr. Blair and Mr. Young on May 31, 1998, 36,543 shares were unvested. At May 31, 1997, Messrs. Bizzaro, Reynolds, Blair and Young held 495,645, 330,430, 82,222 and 82,222 shares of Class A Common Stock, respectively, granted to each of Messrs. Bizzaro, Reynolds, Blair and Young upon the conversion of the Performance Units. At May 31, 1997, the value of those restricted stock holdings was $6,319,474, $4,212,983, $1,048,331 and

$1,048,331, respectively. Of the 82,222 shares of Class A Common Stock held by each of Mr. Blair and Mr. Young on May 31, 1997, 45,679 shares were unvested.

      (4) Other compensation includes matching contributions to the Company's 401(k) plan. In addition, for Messrs. Bizzaro, Reynolds and Blair, includes an automobile allowance.

       No options/SARs were granted to or exercised by the Named Executive Officers during the fiscal year ended May 31, 1998.

      The Company entered into employment agreements with Messrs. Bizzaro and Reynolds that extend through May 31, 2002 and May 31, 2000, respectively. The annual base salary for Messrs. Bizzaro and Reynolds for fiscal 1999 is $350,000 and $270,000, respectively, and increases $25,000 and $20,000, respectively, in each successive year. In addition, Messrs. Bizzaro and Reynolds are eligible for bonuses up to a maximum of 150% of their annual base salaries. Should Messrs. Bizzaro or Reynolds be terminated without cause they will receive an amount equal to two times their base salary and bonus for the prior year for 24 months and 12 months, respectively. The agreements contain customary confidentiality and non-competition provisions.

      The Company and Messrs. Blair and Young (the "EXECUTIVES") entered into employment agreements (the "EMPLOYMENT AGREEMENTS") effective June 1, 1994, which, as of May 31, 1995, continue on a month-to-month basis until otherwise renewed or terminated. Pursuant to the terms of the Employment Agreements, the annual base salary for Messrs. Blair and Young has been set at $210,000 and $165,000, respectively. Each Employment Agreement provides that the Company can increase or decrease the Executive's base salary, consistent with general salary increases or decreases, as the case may be, or as appropriate in light of the performance of the Company and the Executive. In addition to the base salary that each Executive receives pursuant to the Employment Agreements, each Executive is entitled to an annual bonus in an amount equal to a percentage of the Executive's base salary (prorated for a partial year) corresponding to a percentage of the annual performance and profitability goal of the Company (as set forth therein).

DIRECTOR COMPENSATION

      Members of the Board of Directors who are not employees of the Company or any subsidiary or parent corporation of the Company (the "INDEPENDENT DIRECTORS") have received and will continue to receive an annual fee of approximately $12,000, options to purchase 20,000 shares of Class A Common Stock upon appointment or election to the Board of Directors and options to purchase 7,000 shares of Class A Common Stock upon each annual meeting of the Company's stockholders following the first anniversary of the date of appointment or election to the Board of Directors, provided the Independent Director is still serving as a director of the Company. Options granted to Independent Directors will become exercisable in equal annual installments in each of the first three anniversaries of the date of grant so long as the Independent Director continues to serve as a director of the Company. The Company will also reimburse all directors for their reasonable expenses incurred in connection with their activities as directors of the Company. Directors who are not Independent Directors receive no compensation for serving on the Board of Directors.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Messrs. Weider, Kimmel and Lengvari, none of whom are officers of the Company, are members of the Compensation Committee of the Board of Directors. See "Certain Relationships and Related Party Transactions" for a description of certain of their business relationships with the Company.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE") is comprised of Messrs. Weider, Kimmel and Lengvari, none of whom are officers of the Company. The Compensation Committee's duties include determination of the Company's compensation and benefit policies and practices for executive officers and key managerial employees. In accordance with rules established by the Securities and Exchange Commission (the "COMMISSION"), the Company is required to provide certain data and information in regard to the compensation provided to the Company's Chief Executive Officer and the Named Executive Officers. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

   COMPENSATION POLICY AND COMPANY PERFORMANCE. The executive compensation program's overall objective is to reward and retain executives with the level of talent and ability required to prudently guide the Company's growth, maximize the link between executive and stockholder interests through a stock option plan, recognize individual contributions as well as overall business results and maintain the Company's position as a leader in the nutritional supplements market. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive's compensation to performance.

   The key elements of the Company's compensation program consist of fixed compensation in the form of base salary and variable compensation in the forms of bonus payments and stock option awards under the Company's 1997 Equity Participation Plan (the "EQUITY PLAN"). An executive's annual base salary represents the fixed component of such executive's total compensation and variable compensation is intended to comprise a substantial portion of an executive's total annual compensation. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Bizzaro, the Company's Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the programs described below.

   BASE SALARIES. A competitive base salary is necessary to the development and retention of capable management and is consistent with the Company's long-term goals. Base salaries for executives are determined based upon the Compensation Committee's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and general economic conditions. See "EXECUTIVE COMPENSATION--SUMMARY EXECUTIVE COMPENSATION TABLE" and "EXECUTIVE COMPENSATION--EMPLOYMENT AGREEMENTS."

   BONUS PAYMENTS. Targeted cash bonus payments are awarded to executives in recognition of contributions to the business during the prior year. An executive's contributions to the business are measured, in part, by his or her success in meeting certain goals established by such executive and the Compensation Committee in consultation with the Chief Executive Officer and the Chief Operating Officer. The Compensation Committee, at its discretion, may grant bonuses following the end of a fiscal year in an aggregate amount of up to 9% of the Company's income before income taxes and bonuses for such fiscal year. The aggregate amount of the bonuses awarded in any calendar year is determined by reference to the terms of the executive employment agreements, the Company's competitive position, assessment of progress in attaining long-term goals and business performance considerations.

   The specific cash bonus an executive receives is dependent on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors, including initiative, business judgment, knowledge of the industry and management skills. See "EXECUTIVE COMPENSATION-EMPLOYMENT AGREEMENTS."

   AWARDS UNDER THE EQUITY PLAN. The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long-term profitability of the Company. The exercise price of the stock options is set at a price equal to the market price of the Class A Common Stock at the time of the grant. The options therefore do not have any value to the executive unless the market price of the Class A Common Stock rises. The Compensation Committee believes that these stock options more closely align the executives' interests with those of its stockholders, and focus management on building profitability and long-term stockholder value.

   POLICY ON THE DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986 as amended (the "CODE"), limits a public company's federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain performance-based compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met.

   While the tax impact of any compensation arrangement is one factor which is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee's compensation determinations have generally been designed to maximize the Company's federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded which is not fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

   CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Bizzaro's salary is determined based upon his employment agreement and the competitive salary framework described under "--BASE SALARIES," above. The minimum base salary and annual increases set forth in Mr. Bizzaro's employment agreement were determined based on the Board of Directors' judgment concerning his individual contributions to the business, level of responsibility and career experience. Although none of these factors were given a specific weight, primary consideration was given to Mr. Bizzaro's individual contributions to the business. No particular formulas or measures were used.

   The amount of Mr. Bizzaro's 1998 bonus payment was established in accordance with Mr. Bizzaro's employment agreement. The bonus amount fixed in Mr. Bizzaro's employment agreement reflects Mr. Bizzaro's level of responsibility within the Company and overall contributions as Chief Executive Officer and President.

   CONCLUSION. The Company has had, and continues to have, an appropriate and competitive compensation program. The balance of a competitive base salary, bonus payments and significant emphasis on long-term incentives is a foundation designed to build stability and to support the Company's continued growth. This report is submitted by the members of the Compensation Committee.

                                                      The Compensation Committee
                                                      of the Board of Directors

                                                      Eric Weider
                                                      Roger H. Kimmel
                                                      George F. Lengvari

THE PRECEDING "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" AND THE "STOCK PERFORMANCE CHART" THAT APPEARS IMMEDIATELY HEREAFTER SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

                            STOCK PERFORMANCE CHART

   As part of the executive compensation information presented in this Proxy Statement, the Commission requires a comparison of stock performance for the Company with stock performance of a broad equity market index and an appropriate industry index. The following chart compares the cumulative total stockholder return on the Class A Common Stock during the period from April 30, 1997 to May 31, 1998 with the cumulative total return on The New York Stock Exchange and a peer group index of nutritional supplement companies. The comparison assumes $100 was invested on April 30, 1997 (the effective date of the Company's initial public offering) in the Class A Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following chart is not necessarily indicative of future performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                           4/30/97  5/30/97 8/29/97  11/28/97  2/27/98  5/29/98
                           -------  ------- -------  --------  -------  -------
WNI......................... 100      114.6   134.8    97.2      123.6    139.9
S&P 500..................... 100      107.2   116.7    121       132.6    135.9
Comparable Companies Index.. 100      125.4   158.5    172.5     327.8    303.1


                             CORPORATE GOVERNANCE

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring approval by the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. During fiscal 1998, the Board of Directors met five times. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during fiscal 1998 and the total number of meetings held during fiscal 1998 by all committees of the Board of Directors on which that Director served.

   The Company has established a standing Audit Committee of the Board of Directors (the "AUDIT COMMITTEE"). The Audit Committee meets periodically with management and the Company's independent auditors to review the activities of each and to discuss audit matters, financial reporting and the adequacy of internal corporate controls. Roger H. Kimmel, Ronald L. Corey and Glenn W. Schaeffer currently serve on the Audit Committee. During fiscal 1998, the Audit Committee met two times.

   The Company does not have a standing nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole. The Company will consider nominees recommended by stockholders, although it has not actively solicited recommendations from stockholders for nominees nor has it established any procedures for this purpose for the 1998 Annual Meeting other than as set forth in the Bylaws. In the future, stockholders wishing to recommend a person for consideration as a nominee for election to the Board of Directors can do so in accordance with the Bylaws by giving timely written notice to the Secretary of the Company, that provides each such nominee's name, appropriate biographical information and any other information that would be required in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors and the class and the number of shares of capital stock of the Company that are owned beneficially or of record by the stockholder making the nomination. Such notice should be accompanied by a written statement from each nominee consenting to be named as a nominee and to serve as a director if elected. To be timely, such notice must be delivered to, or if mailed, received at, the Company's executive offices not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting of stockholders; PROVIDED HOWEVER, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

   The Company has established a standing Compensation Committee. The Compensation Committee has the authority to approve any offers to potential employees of the Company for positions of Senior Vice President or above, or positions with compensation packages consisting of (a) annual salaries of $100,000 or more or (b) grants of options to purchase 10,000 or more shares of Common Stock. During fiscal 1998, the Compensation committee met four times. Eric Weider, Roger H. Kimmel and George F. Lengvari have been appointed to the Compensation Committee.
See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION."

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ADVERTISING AGREEMENT

   The Company and Weider Publications are parties to an Advertising Agreement (the "ADVERTISING AGREEMENT") under which the Company is obligated (pursuant to an annually updated notification in connection with the Company's budget) to purchase a minimum number of advertising pages in certain of the publications of Weider Publications each month at a price below that charged to unaffiliated third party advertisers. The advertising the Company purchases under the Advertising Agreement will be priced at the direct production cost per page (the "AD PAGE RATE") for each publication for the first five years and at premiums to the Ad Page Rate in subsequent years. The Ad Page Rate for each publication will be determined on an annual basis in accordance with the terms of the Advertising Agreement. The Ad Page Rate will not apply to any company or business acquired by the Company after December 31, 1996. Should Weider Publications develop or acquire new publications during the term of the Advertising Agreement, the Company will have the right, but not the obligation, to purchase advertising in such publications on terms similar to those covering Weider Publications' existing publications. The Advertising Agreement has a ten-year term and is subject to termination by either party if certain specified events occur, including a change of control of Weider Health and Fitness or an initial public offering of Weider Publications.

CERTAIN INTERNATIONAL ACQUISITIONS AND ROYALTY ARRANGEMENTS

   In connection with its strategy to expand its nutritional supplements business in international markets, the Company has acquired or licensed from related parties certain assets and distribution rights. The Company has acquired manufacturing capabilities in the United Kingdom, Spain and Canada and has licensed international rights to use the Weider name and trademarks. The Company now controls distribution rights for the Weider name and trademarks worldwide, except for Australia, New Zealand, Japan and South Africa. Sales under these license arrangements are subject to certain royalty arrangements; however, the Company is not required to pay any royalties with respect to sales of its products in the United States, Canada, Mexico, Spain or Portugal (the "ROYALTY-FREE TERRITORIES").

   The Company acquired assets of Weider Canada for $4.0 million in September 1996 ($3.0 million was paid in cash and $1.0 million was in the form of an earnout to be paid $40,000 per month for 25 months). In connection with the purchase of Weider Canada, on September 1, 1996, the Company agreed to lease a 24,623 square foot office and warehouse facility in Montreal from Ben Weider (the "WEIDER CANADA LEASE"). The Weider Canada Lease has a two-year term and an annual base rent of $98,492.

   The Company obtained the exclusive right to use the Weider name and trademarks outside of the Royalty-Free Territories throughout the world, with the exceptions of Australia, New Zealand, Japan and South Africa, pursuant to a sublicense agreement dated December 1, 1996 with Mariz Gestao E Investimentos Limitada ("MARIZ"). Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George F. Lengvari, a director of the Company, are included among the beneficiaries. Mariz obtained its exclusive international rights to use the Weider name and trademarks pursuant to a license agreement, effective June 1, 1994, between Mariz and Joe Weider, Ben Weider, Weider Sports Equipment and Weider Health and Fitness (the "LICENSORS"). Pursuant to the license agreement with Mariz, the Company is required to make annual royalty payments to Mariz commencing on December 1, 1998 on sales of the Company's brands in existence on December 1, 1996 in countries covered by the agreement. The royalty payments are to be equal to (i) 4% of sales up to $33.0 million; (ii) 3.5% of sales greater than $33.0 million and less than $66.0 million; (iii) 3.0% of sales from $66.0 million to $100.0 million; and (iv) 2.5% of sales over $100.0 million. In addition, the sublicense agreement with Mariz includes an irrevocable buy-out option exercisable by the Company after May 31, 2002 for a purchase price equal to the greater of $7.0 million or 6.5 times the aggregate royalties paid by the Company in the fiscal year immediately preceding the date of the exercise of the option.

TRANSFER OF INTELLECTUAL PROPERTY

   In July 1985, Weider Health and Fitness and Joe Weider entered into an agreement pursuant to which Weider Health and Fitness was granted all rights, title and interest in and to a system of weight training known as "The Weider System" and the exclusive right to use of the name "Joe Weider" within the continental United States. As consideration for such grants, Weider Health and Fitness agreed to pay Joe Weider approximately $620,000 over seven years through May 31, 1992 and $450,000 for each year thereafter for the rest of his lifetime (of which $250,000 is paid by the Company). Weider Health and Fitness's right to use the "The Weider System" and "Joe Weider" survives the death of Joe Weider. Since the transfer by Joe Weider of such intellectual property to Weider Health and Fitness in 1985, Weider Health and Fitness has developed approximately 80 related federal trademark registrations and approximately 108 related trademark applications that are used in the nutritional supplements business.

   Effective September 1, 1996, Weider Health and Fitness assigned to the Company substantially all such intellectual property. Weider Health and Fitness retained three trademarks used in both the Company's nutritional supplements business and Weider Health and Fitness' body building and exercise equipment divisions; however, Weider Health and Fitness entered into a Trademark and License Agreement granting to the Company a perpetual, royalty-free, fully paid license to use such trademarks for its nutritional supplements business. In addition, each of Weider Nutrition, Schiff Products and American Nutrition Bars assigned to the Company all trademarks it owned and either registered in the United States or filed applications for registration in the United States for the nutritional supplements business.

CERTAIN RELATIONSHIPS OF DIRECTORS

   Eric Weider, Chairman of the Board of Directors of the Company, is currently President, Chief Executive Officer and a director of Weider Health and Fitness. Mr. Lengvari, a director of the Company, is currently Vice Chairman and a director of Weider Health and Fitness. In addition, Mr. Lengvari's family members are included among the beneficiaries under the Bayonne Settlement, a trust that owns 1.9% of the Class A Common Stock. In addition, Mariz, a company owned by a trust of which family members of Mr. Lengvari are included among the beneficiaries, was granted the exclusive right to use the Weider name and trademarks outside of the United States, Canada and Mexico. The Company has sublicensed such rights from Mariz. See "-- Transfer of Intellectual Property."

   Latham & Watkins, of which Roger H. Kimmel, a director of the Company, is a partner, performed legal services for the Company during the fiscal year ended May 31, 1998.

MANAGEMENT INCENTIVE AGREEMENTS

   Prior to the IPO, the Company entered into Management Incentive Agreements pursuant to which the Recipients were granted Performance Units as incentive compensation. Simultaneously with the IPO, which triggered conversion under the Management Incentive Agreements, the Company paid in cash and shares of Class A Common Stock the vested portion of the Performance Units. In aggregate, the Company paid approximately $2.96 million in cash and issued 972,247 shares of Class A Common Stock.

   The unvested portion of the Performance Units (represented by 182,716 unvested shares of Class A Common Stock as of the IPO date) vest, contingent upon continued employment and/or other factors, over a five-year period at 20% per year through May 2002. During fiscal 1998, 36,543 shares of Class A Common Stock became issued and outstanding in accordance with the vesting provisions of the Performance Units.

   To facilitate the payment of individual income taxes incurred in connection with the conversion of the Performance Units, the Company makes available to each Recipient a loan in principal amount up to 30% of the conversion value of the vested Performance Units held by each Recipient. These loans bear interest at a rate of 8.0% per annum, are repayable five years from the borrowing date and are secured by the Recipient's Class A Common Stock received upon conversion. During fiscal 1998, the Company made loans to Messrs. Bizzaro, Reynolds, Blair and Young in the aggregate amount of $2,044,536, $2,004,419, $172,274 and $160,592, respectively. In June 1997, Messrs. Reynolds and Young made principal repayments in the amounts of $642,000 and $70,000, respectively. Accordingly, Messrs. Reynolds and Young had outstanding principal loan balances at May 31, 1998 of $1,362,419 and $90,592, respectively.

                                 OTHER MATTERS

OTHER BUSINESS FOR MEETING

   The Board of Directors does not know of any matters that will be presented for action at the 1998 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1998 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires directors, officers and persons who beneficially own more than 10% of a registered class of stock of the Company to file initial reports of ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Commission and The New York Stock Exchange. Such persons are also required under the rules and regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended May 31, 1998 the Company's directors, officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

   Any stockholder of the Company who wishes to present a proposal at the next annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must in accordance with Rule 14a-8 of the Exchange Act, deliver a copy of such proposal to the Company at 2002 South 5070 West, Salt Lake City, Utah 84104-4726,
Attention: Secretary, no later than August 1, 1999; however, if next year's annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 1998 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement and proxy for that meeting must deliver a copy of the proposal to the Company within a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement and proxy any stockholder's proposal that does not comply with the rules of the Commission and/or the Bylaws for inclusion therein.

   New Commission rules regarding stockholder proposals became effective on June 29, 1998. Pursuant to these new rules, if the Company has not received notice no later than August 22, 1999 of any matter a stockholder intends to propose for a vote at the 1999 annual meeting of stockholders, then a proxy solicited by the Board of Directors may be voted on such matter in the discretion of the proxy holder, without discussion of the matter in the proxy statement soliciting such proxy and without such matter appearing as a separate item on the proxy card.

   See "CORPORATE GOVERNANCE--MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS" and the Bylaws for notice procedures to recommend a person for nomination as a director.

ANNUAL REPORT

   The Company's 1998 Annual Report to Stockholders accompanies this Proxy Statement. The 1998 Annual Report to Stockholders does not form any part of the materials for the solicitation of proxies. Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K for the year ended May 31, 1998 (the "FORM 10-K"), as filed with the Commission and any amendments thereto, without charge. Please direct written requests for a copy of the Form 10-K, and any amendments thereto, to: Weider Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104-4726.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        WEIDER NUTRITION INTERNATIONAL, INC.

October 2, 1998

                     WEIDER NUTRITION INTERNATIONAL, INC.
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING TO BE HELD ON OCTOBER 29, 1998

   The undersigned hereby appoints each of Richard B. Bizzaro and Robert K. Reynolds as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock (the "Class A Common Stock") and Class B common stock (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock") of Weider Nutrition International, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held Thursday, October 29, 1998 at 2:00 p.m., local time at the Company's executive offices at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournment or postponement thereof.

   The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares "FOR" the proposals set forth on the reverse side hereof. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

                      (Continued and to be dated and signed on the reverse side)

The Board of Directors recommends a vote FOR the following proposals:

1. Election as directors of the Company until the next annual meeting and until their successors are duly elected and qualified.

   FOR all nominees     WITHHOLD AUTHORITY to vote
   listed below        for all nominees listed below             *EXCEPTIONS
      [ ]                        [ ]                                 [ ]

   Nominees: Eric Weider, Richard B. Bizzaro, Robert K. Reynolds, Ronald L.
             Corey, Donald G. Drapkin, Roger H. Kimmel, George F. Lengvari and Glenn W. Schaeffer

   (INSTRUCTIONS: To withhold authority for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions:_________________________________________________________________

2. Approval of the 1997 Equity Participation Plan, as amended
                                  FOR    AGAINST  ABSTAIN
                                  [ ]      [ ]      [ ]

3. To transact such other business as may properly come before the Annual Meeting and any adjournment postponements thereof.
                                  FOR    AGAINST  ABSTAIN
                                  [ ]      [ ]      [ ]


                                           Change of Address and/or
                                           comments mark here              [ ]

                                    Date:_________________________________, 1998

                                    Signature: _________________________________

                                    Signature:__________________________________

Note: Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.) Votes must be indicated (X) in Black or Blue ink. [ ]